Exhibit 10.32

ROYAL CARIBBEAN CRUISES LTD.

CURRENT BOARD OF DIRECTOR COMPENSATION SCHEDULE

Cash Compensation	Annual
Annual Retainer	$ 50,000
Audit Committee Chairman Retainer	$ 30,000
Audit Committee Member Retainer	$ 15,000
Compensation Committee Chairman Retainer	$ 15,000
Committee Chairman Retainer (All Other Committees)	$6,000
Committee Member Retainer (All Other Committees)	$5,000
Board Per Meeting Fees	$1,200
Committee Per Meeting Fees (All Committees)	$1,200
Annual Total Cash Compensation Cap	$100,000

At the discretion of the Board, each non-employee director is eligible to receive an annual grant of equity awards with an aggregate value on the date of grant equal to $90,000. Sixty-seven percent of this annual grant is awarded in the form of restricted stock units and thirty-three percent is awarded in the form of options to purchase the Company's common stock.

The Company provides Board members with one passenger cabin, upon request, on a complimentary basis. Immediate family traveling with Board members will also receive a “family rate” of $40 per person per day. Non-family guests of Board members may purchase the cabin of their choice at a 25% reduction of the “lowest available fare” at time of booking.